EXHIBIT 99.1
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                              DIANON SYSTEMS, INC.

                              200 Watson Boulevard
                               Stratford, CT 06615

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                  May 14, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, DIANON Systems, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that their audit of the Statement of Net Assets for Benefits of the DIANON Systems, Inc. 401(K) Retirement Plan as of December 31, 2001 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                 Very truly yours,

                                 DIANON Systems, Inc.

                                 /s/ DAVID R. SCHREIBER
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                                 David Schreiber
                                 Senior Vice President, Finance and
                                 Chief Financial Officer